Exhibit 99


                                      Ford


NEWS

Contact:        George Pipas
                313-323-9216
                gpipas@ford.com

Go to http://media.ford.com for news releases and high-resolution photographs.

IMMEDIATE RELEASE
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FORD MOTOR COMPANY REPORTS JUNE U.S. SALES

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o Ford's June U.S. sales totaled 287,381, down 8 percent.
o Ford F-Series sales totaled 74,935, up 1 percent.
o Ford Escape sets June sales record as sales rise 11 percent to 16,314.
o Ford Econoline van sales climb 21 percent, as business investment remains strong.
o Volvo sets first half sales record as new S40 attracts attention from younger buyers.

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DEARBORN, Mich., July 1 - U.S. customers purchased or leased 287,381 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in June, down 8 percent compared with a year ago. Sales of passenger cars were 92,580, down 17 percent and trucks were 194,801, down 3 percent.

Year-to-date through June, the company's sales were 1.7 million, down 3 percent compared with the same period a year ago. Sales of trucks were 1.1 million, up 1 percent, and sales of passenger cars were 0.6 million, down 11 percent.

Ford F-Series, America's best-selling vehicle, posted sales of 74,935, up 1 percent. June was the tenth month in a row of higher F-Series sales coinciding with the introduction of the new F-150 model. A new Super Duty model, built at Ford's Kentucky Truck Plant in Louisville, will debut later this summer.

The Ford Escape, America's best-selling small sport utility vehicle, set another monthly record as June sales increased 11 percent to 16,314. Production of the Escape hybrid will begin in August at Ford's Kansas City Assembly Plant in Claycomo, Missouri.

Business investment has made an important contribution to the current economic recovery and helped to increase sales of Ford's Econoline - America's best-selling full-size van. In June, Econoline sales increased 21 percent to 16,963.

Although Volvo's June sales were down 3 percent, Volvo set a first half record as XC90 sales remained strong and the new S40 sedan gained traction in the U.S. market from younger buyers. The new V50 wagon has started to arrive at Volvo retailers.

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